February 5, 2009

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC  20549

Dear Sir/Madam:

We have read the statements made by Top Flight Long-Short Fund (SEC File No. 811-21256 and 333-101319), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 77K of Amended Form N-SAR dated February 5, 2009.  We agree with the statements concerning our Firm in such Amended Form N-SAR.

Very truly yours,

/s/ Cohen Fund Audit Services, Ltd.

Cohen Fund Audit Services, Ltd.

cc: Top Flight Long-Short Fund